Exhibit 10.1

AKOUSTIS TECHNOLOGIES, INC. DIRECTOR COMPENSATION PROGRAM

As amended by joint approval of the Board and Compensation Committee

On

September 7, 2020

The following Director Compensation Program (the “Program”) is a summary of compensation paid to the non-employee directors of Akoustis Technologies, Inc. (the “Company”) for their services on the Company’s Board of Directors (the “Board”) and committees thereof.

Compensation of Non-Employee Directors

Under the Program, directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) will only receive equity compensation, although the Board reserves the right to pay cash compensation in its discretion. Pursuant to the Program, our non-employee directors receive annual grants of nonqualified stock option awards (the “NQSO Awards”) and/or restricted stock unit awards (the “RSU Awards,” and together with the NQSO Awards, the “Annual Equity Awards”). Each director elects the proportion of NQSO Awards and/or RSU Awards he or she will receive (with any such election being made in 25% increments and the default election being 100% RSU Awards).

The total value of each director’s Annual Equity Award is achieved as follows:

Description of Service	Amount ($)
Service on the Board	$140,000
Service as Chair of the Board	$50,000
Service on the Audit Committee	$10,000
–or –
Service as Chair of the Audit Committee	$20,000
Service on the Compensation Committee	$6,500
-or-
Service as the Chair of the Compensation Committee	$11,000
Service on the Nominating Committee	$5,000
-or-
Service as the Chair of the Nominating Committee.	$10,000
Service on the Technology Committee	$6,500
-or-
Service as the Chair of the Technology Committee	$11,000

Service on the Strategic Development Committee	$35,000
-or-
Service as the Chair of the Strategic Development Committee	$35,000
-or-
Service on the IT Governance Committee	$6,500
-or-
Service as the Chair of the IT Governance Committee	$11,000

-	Directors are compensated for service as either a member or Chair of a Board committee.

The base number of shares of the Company’s common stock (the “Common Stock”) subject to each Annual Equity Award equals (i) the award value (as calculated above), divided by (ii) the 30-day average of the closing price of the Common Stock as reported on The Nasdaq Stock Market LLC, measured as of the date that is one week prior to the date of the annual meeting of stockholders. Further, to the extent that a director properly elects to receive all or any portion of his or her Annual Equity Award in the form of NQSO Awards, the number of shares of Common Stock underlying the NQSO Award will be multiplied by two (2).

Annual Equity Awards are granted on the date of the Company’s annual stockholders meeting (the “Annual Meeting”). The option price of any NQSO Awards will equal the fair market value per share (as determined under the 2018 Stock Incentive Plan (the “2018 Plan”)) of the Common Stock on the grant date. Awards will fully vest and become non-forfeitable on the first anniversary of the grant date, subject to the director’s continued service from the grant date until the vesting date and such other terms as found in the 2018 Plan and the relevant award agreement. In the event of a director’s termination of service (for any reason other than Cause (as defined in the 2018 Plan)) within 30 days of the vesting date, the Annual Equity Award, to the extent not then vested, will continue to vest as provided in the relevant award agreement. Any vested NQSO Awards following a director’s termination of service must be exercised within 90 days of the termination date (or 12 months in the event of death or Disability (as defined in the 2018 Plan)).

Any director joining the Board or a committee thereof mid-year will be entitled to receive a pro-rated Annual Equity Award representing the remaining months of service in the year (rounded up to the nearest full month). Any director joining the IT Governance Committee or Strategic Development Committee upon its formation on or about the date of the Program set forth above will be entitled to receive a pro-rated Annual Equity Award in respect of his or her service on the IT Governance Committee or Strategic Development Committee based on the number of months (rounded up to the nearest full month) between such date and the date of the 2020 Annual Meeting. For purposes of calculating the base number of shares for such pro-rated Annual Equity Award, the 30-day average of the closing price of the Common Stock, as reported on The Nasdaq Stock Market LLC, shall be measured as of the date that is one week prior to the date of approval of this updated Program. Such pro-rated IT Governance Committee and or Strategic Development Committee Annual Equity Award will be issued on the date of approval of this updated Program and be fully vested as of the date of the next Annual Meeting.

Compensation of Employee Directors

Directors who are also employees of the Company are not paid for their service as directors.